Exhibit 99.1

600 North Dairy Ashford (77079-1175) P. O. Box 2197 Houston, TX 77252-2197 Phone 281.293.1000 www.conocophillips.com
NEWS RELEASE
ConocoPhillips and Origin Energy
To Create Long-Term Australasian Natural Gas Business
50/50 coal bed methane-to-LNG joint venture adds large, secure, high-quality resource to ConocoPhillips’ portfolio
Project to generate competitive income and cash flow per BOE
HOUSTON, Sept. 7, 2008 — ConocoPhillips [NYSE:COP] and Origin Energy [ASX:ORG] today announced their plan to create a long-term Australasian natural gas business focused on coal bed methane production and liquefied natural gas (LNG) processing and sales.
The transaction is conditioned upon approval from Australia’s Foreign Investment Review Board and, if required as a result of an outstanding offer from BG to purchase all outstanding shares of Origin Energy stock, the approval of Origin Energy’s shareholders. Under the plan, ConocoPhillips would initially contribute US$5 billion to the joint venture and would carry Origin Energy for their first AU$1.15 billion in joint venture expenses. ConocoPhillips would make up to four additional payments of US$500 million to the joint venture based on project milestones, for a total possible cash acquisition investment of approximately US$8 billion at current exchange rates. As a result of these investments, ConocoPhillips would receive 50 percent equity in Origin Energy CSG Limited, which holds Origin Energy’s Queensland, Australia, coal bed methane assets.
The 50/50 joint venture would be comprised of coal bed methane development, operated by Origin Energy, and a liquefied natural gas project, operated by ConocoPhillips. As planned, the joint venture would market the LNG, primarily targeted to Asian markets, with ConocoPhillips leading the marketing venture for the first 10 years. The joint venture would be managed by a board of directors composed evenly of ConocoPhillips and Origin Energy representatives. The project director would be supplied by ConocoPhillips.
“With this investment, ConocoPhillips has gained access to the leading coal bed methane resource in Australia, comprising 8.1 million net acres. Moreover, the company has enhanced its LNG position with the creation of an additional Australian LNG hub serving Asia-Pacific markets. The joint venture leverages ConocoPhillips’ strengths and experience in project management, coal bed methane, and LNG technology, operations and marketing,” said Jim Mulva, ConocoPhillips’ Chairman and Chief Executive Officer. “This joint venture better balances ConocoPhillips’ oil and gas resource mix. In addition, the company’s long-term production growth is expected to benefit from a steady, secure source of resource additions. We look forward to working closely with Origin in delivering this valuable energy resource to customers.”
Origin’s Managing Director, Grant King, said, “ConocoPhillips’ investment gives confidence in the delivery of a coal bed methane-to-LNG project. The joint venture combines Origin’s extensive coal bed methane reserves and resources and operational capabilities with ConocoPhillips’ proven LNG and coal bed methane development and operating capabilities. We believe the joint venture will deliver both companies with a strong and competitive position in a rapidly growing market for LNG.”

ConocoPhillips and Origin Energy to Create Long-Term Australasian Natural Gas Business
Origin Energy estimates a gross resource base of 42 trillion cubic feet (tcf) of coal bed methane, including 17 tcf of prospective resources, located in the Bowen and Surat basins in Queensland. Based on this total resource, the transaction value is $0.38 per mcf. Four or more LNG trains, utilizing ConocoPhillips’ proprietary Optimized CascadeSM LNG technology and each processing an estimated nominal 3.5 million tons of LNG per year, are anticipated. An estimated 20,500 wells are envisioned to supply both the domestic gas market and the LNG development. The drilling and production operations will be supported by gas gathering and centralized gas processing and compression stations as well as dewatering and water treatment facilities. Initial plans for a four-train development would enable production of 23 tcf gross (11.4 tcf net) of the coal bed methane resource, with significant upside potential. Based on the resources for the four-train development plan, the transaction value is $0.70 per mcf (net). ConocoPhillips anticipates peak production of 175,000 net barrels of oil equivalent (BOE) per day in 2023, excluding effects of possible reversions. Based on Origin Energy estimates as of June 30, 2008, ConocoPhillips anticipates booking reserves of approximately 100 million BOE from this project in 2008.
“This project builds on ConocoPhillips’ already strong portfolio of opportunities, and we expect it to provide competitive income and cash flow per BOE. These high-quality, long-lived, low-risk resources are expected to generate long-term cash and earnings, benefiting the company’s financial performance and enhancing shareholder value,” said Mulva. “We anticipate no significant change to our ongoing disciplined dividend, capital, operating and share repurchase programs. Our debt-to-capital ratio is expected to remain in our targeted range of 20-25 percent.”
The transaction, which is subject to the previously mentioned Australian regulatory approval and possible approval of Origin Energy shareholders, as well as other customary conditions, is expected to close in October 2008. All necessary transaction documents have been signed by ConocoPhillips and Origin Energy, and both companies’ boards of directors have approved the transaction.
Credit Suisse acted as financial advisor, and Allens Arthur Robinson and Wachtell, Lipton, Rosen & Katz acted as legal counsel for ConocoPhillips on this transaction.
ConocoPhillips will provide additional information on its future capital, operating and share repurchase plans in its 2009 capital budget news release, expected in December 2008, and at its annual meeting with the investment community, scheduled for March 12, 2009.
Origin is a leading Australasian integrated energy company with interests in oil and gas production, merchant and contracted power generation and energy retailing. It is the largest holder of proved and probable gas reserves in eastern Australia, the largest owner and developer of gas fired generation in Australia and the largest green energy retailer in Australia. It also has significant investments in renewable energy. For more information go to www.originenergy.com.au.
ConocoPhillips is an international, integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 33,100 employees, $190 billion of assets, and $253 billion of annualized revenues as of June 30, 2008. For more information, go to www.conocophillips.com.
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ConocoPhillips and Origin Energy to Create Long-Term Australasian Natural Gas Business
NOTE TO INVESTMENT COMMUNITY
Origin Energy will conduct an investment community conference call today, Sunday, September 7, at 8:30 p.m. Eastern. A Webcast of the presentation with slides will be available in a listen-only mode to individual investors, media and other interested parties on the Internet at www.originenergy.com.au.
NOTE TO NEWS MEDIA
Origin Energy will conduct a media conference call today, Sunday, September 7, at 10:00 p.m. Eastern. Those wishing to participate should dial 800-701-269 (Australia) or 011 61 2 8823 6760 (all other locations) approximately 5 minutes before the call; the password is Origin Energy.
CONTACTS:
Gary Russell (investors) 212-207-1996
Kristi DesJarlais (media) 281-293-4595
Bill Tanner (media) 281-293-2801
Robin Antrobus (Australia media) 61 8 9423 6679
CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
      This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. You can identify our forward-looking statements by words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions. Forward-looking statements relating to ConocoPhillips’ operations are based on our management’s expectations, estimates and projections about ConocoPhillips and the petroleum industry in general on the date these presentations were given. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements.
Factors that could cause actual results or events to differ materially include, but are not limited to, the approval of the transaction by Origin Energy’s shareholders, the ability of the parties to obtain necessary regulatory approvals, each party’s ability to successfully operate and finance the proposed joint ventures, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory drilling activities; lack of exploration success; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; general domestic and international economic and political conditions, as well as changes in tax and other laws applicable to each party’s business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting ConocoPhillips’ business generally as set forth in ConocoPhillips’ filings with the Securities and Exchange Commission (SEC), including their Form 10-K for the year ending December 31, 2007, as updated by subsequent periodic reports on Form 10-Q and Form 8-K. ConocoPhillips is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
Cautionary Note to U.S. Investors — The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The company uses certain terms in this release, such as “gross resource base” and “prospective resources,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosures in the company’s periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company’s Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.